EXHIBIT 99.2

( BW)(MD-SAFENET)(SFNT) SafeNet Reiterates Guidance and Clarifies
Revenue Assumptions

    Business Editors/Technology Writers

    BALTIMORE--(BUSINESS WIRE)--Nov. 7, 2005--SafeNet, Inc.
(NASDAQ:SFNT), setting the standard for information security, reiterated guidance from the conference call on October 27, 2005 and clarified revenue growth assumptions based on questions from investors after the call. In addition to this guidance, the company is providing GAAP guidance for the Fourth Quarter 2005 and the years ending
December 31, 2005 and 2006.

    Current Outlook for Fourth Quarter and Full Year 2005, and Full
Year 2006

    The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not reflect the potential impact of any mergers, acquisitions or other business combinations that may be completed after the date of this release.

    -- For the quarter ending December 31, 2005, SafeNet currently expects to achieve revenues in the range of $78 to $82 million. The non-GAAP net income is expected to be in the range of $0.55 to $0.60 per diluted share. Non-GAAP guidance excludes various integration expenses and non-recurring charges, which are expected to be approximately $1 million. GAAP net income is expected to be in the range of $0.33 to $0.38 per diluted share.

        -- The Company expects to ship approximately $18 million from the $150 million Indefinite Delivery Indefinite Quantity
            (IDIQ) contract awarded by the Department of Defense for the KIV-7M link encryptor product, announced on September 29, 2005.

            -- Approximately 40% of this $18 million replaces revenue from the legacy KIV-7 link encryptor. Therefore, the company expects approximately $10 million net increase from Third Quarter 2005 in the KIV-7 family product area of its Classified Government business.

    -- For the year ending December 31, 2005, the Company's guidance for revenue is expected to be in the range of $255 to $275 million. Non-GAAP net income guidance for 2005 is expected to be between $1.45 and $1.55 per diluted share. Non-GAAP guidance excludes various integration expenses and non-recurring charges. GAAP net income expected to be between $0.25 and $0.35 per diluted share.

    -- For the year ending December 31, 2006, the Company's guidance for revenue is expected to be in a range of $295 to $315 million, and non-GAAP net income guidance range of $1.70 and $1.90 per diluted share. GAAP net income is expected to be between $1.20 and $1.40 per diluted share. The expected GAAP net income excludes the impact of FASB Statement No. 123(R), Share Based Payment, as the Company is assessing the impact of the Statement.

        -- The Company expects approximately $15 - $20 million of net revenue increase from the Classified Government business line for FY 2006. This increase does not include any additional revenue from the HAIPE version of the KIV-7M, expected to be available at mid year FY 2006. There are a few main factors affecting the revenue increase:

            -- In 2006, the Company expects to ship approximately $65 million of KIV-7M versus approximately $40 million of KIV-7 product in 2005. The majority of this 2006 revenue replaces revenue from the legacy KIV-7 link encryptor, for a net increase of approximately $25 million.

            -- The Company indicated that a new $20 million development project order for the Satellite product was signed in Third Quarter 2005. The Company expects the revenue to be recognized over approximately 2 1/2 years. This revenue will replace other 2005 development projects that have been completed, for no net change.

            -- The Company expects a decline from 2005 of approximately $10 million from legacy products that are coming to the end of their life, for a decrease of approximately $10 million.

            -- The Company has estimated that revenue from the HAIPE KIV-7M will range from approximately $240 to approximately $300 million between 2006 and 2011. This revenue will be all incremental since there is no legacy product.

        --  Gross margins are expected to be between 55% and 57%.

            -- The Company expects a reduction of approximately $2.5 million of start up costs associated with the release of the KIV-7M product which should result in improved margins from this business line. The company is also focused on a program to continue improving gross margins over time.

    About SafeNet, Inc.

    SafeNet is a global leader in information security. Founded more than 20 years ago, the company provides complete security utilizing its encryption technologies to protect communications, intellectual property and digital identities, and offers a full spectrum of products including hardware, software, and chips. ARM, Bank of America, Cisco Systems, the Departments of Defense and Homeland Security, Adobe, Samsung, Texas Instruments, the U.S. Internal Revenue Service and scores of other customers entrust their security needs to SafeNet. For more information, visit www.safenet-inc.com.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

    The statements contained in this release, which are not historical facts, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. Important factors that could cause actual results to differ materially are included but are not limited to those listed in SafeNet's periodic reports and registration statements filed with the Securities and Exchange Commission. The Company assumes no obligation to update information concerning its expectations.

    Editor's Note: SafeNet is a registered trademark of SafeNet, Inc.

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    CONTACT: SafeNet, Inc.
             Public Relations:
             Donna St.Germain, 443-327-1454
             dstgermain@safenet-inc.com
             www.safenet-inc.com
                 or
             Investor Relations:
             Gregg Lampf, 443-327-1532
             glampf@safenet-inc.com
             www.safenet-inc.com